Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form F-1/A of our report dated June 26, 2014, except for Notes 2, 10, 14, as to which the date is September 15, 2014 and Note 20, as to which the date is December 2, 2014, relating to the consolidated financial statements of Tantech Holdings Ltd. for the years ended December 31, 2013 and 2012, which appears in such Registration Statement. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Friedman LLP

New York, New York

February 11, 2015